TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS; REITERATES FISCAL 2024 FINANCIAL OUTLOOK

Brentwood, Tenn., April 25, 2024 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its first quarter ended March 30, 2024.

●	Net Sales Increase of 2.9% to $3.39 Billion
●	Comparable Store Sales Increase of 1.1%, Led by Transaction Growth
●	Diluted Earnings per Share (“EPS”) of $1.83, a 10.9% Increase Over Prior Year
●	Company Reiterates 2024 Financial Outlook

“For the first quarter, Tractor Supply’s results were in line with our expectations with positive comparable store sales and robust earnings growth. I want to thank our more than 50,000 Team Members for their enduring commitment to living our Mission and Values and providing exceptional customer service, which allowed us to deliver solid financial performance in the first quarter. We saw several positive signs in our business during the quarter, including ongoing market share gains, transaction growth and strength in big ticket sales. Most importantly, we believe that our customer base remains healthy and engaged. We remain confident in our outlook for 2024 given our share gains and the continued scaling of our Life Out Here strategy. We remain committed to disciplined investments to capture the significant long-term growth opportunities in our market,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply.

First Quarter 2024 Results
Net sales for the first quarter of 2024 increased 2.9% to a record $3.39 billion from $3.30 billion in the first quarter of 2023. The increase in net sales was driven by new store openings and growth in comparable store sales. Comparable store sales increased 1.1%, as compared to an increase of 2.1% in the prior year’s first quarter, driven by a comparable average transaction count increase of 1.3% and a comparable average ticket decline of 0.2%. Comparable store sales growth reflects strength in seasonal merchandise, partially offset by declines for year-round discretionary categories. Consumable, usable and edible products performed in line with the Company’s overall comparable store sales increase.

Gross profit increased 4.4% to $1.22 billion from $1.17 billion in the prior year’s first quarter, and gross margin increased 50 basis points to 36.0% from 35.5% in the prior year’s first quarter. The gross margin rate increase was primarily attributable to ongoing lower transportation costs, disciplined product cost management and the continued execution of an everyday low price strategy.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 3.5% to $957.7 million from $925.5 million in the prior year’s first quarter. As a percentage of net sales, SG&A expenses increased 16 basis points to 28.2% from 28.1% in the first quarter of 2023. The increase in SG&A as a percent of net sales was primarily attributable to planned growth investments, which included higher depreciation and amortization, and modest deleverage of the Company’s fixed costs given the level of comparable store sales growth. These factors were partially offset by productivity improvements and strong cost control.

Operating income increased 7.6% to $263.1 million from $244.4 million in the first quarter of 2023.

The effective income tax rate was 21.1% compared to 21.0% in the first quarter of 2023.

Net income increased 8.2% to $198.2 million from $183.1 million. Diluted EPS increased 10.9% to $1.83 compared to $1.65 in the first quarter of 2023.

The Company repurchased approximately 0.5 million shares of its common stock for $117.4 million and paid quarterly cash dividends totaling $118.8 million, returning a total of $236.2 million of capital to shareholders in the first quarter of 2024.

The Company opened 17 new Tractor Supply stores and four new Petsense by Tractor Supply stores in the first quarter of 2024.

Fiscal Year 2024 Financial Outlook
Based on year-to-date performance and its outlook, Tractor Supply reiterates the following financial guidance for fiscal year 2024, initially provided on February 1, 2024:

Net Sales	$14.7 billion to $15.1 billion
Comparable Store Sales	(1.0%) to +1.5%
Operating Margin Rate	9.7% to 10.1%
Net Income	$1.06 billion to $1.13 billion
Earnings per Diluted Share	$9.85 to $10.50

Capital plans for 2024 include opening approximately 80 new Tractor Supply stores, continuing Project Fusion remodels and garden center transformations, opening the Company’s 10th distribution center and opening 10 to 15 new Petsense by Tractor Supply stores.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, April 25, 2024 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 291 on the Fortune 500. The Company’s more than 50,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As of March 30, 2024, the Company operated 2,233 Tractor Supply stores in 49 states. For more information on Tractor Supply, visit www.tractorsupply.com.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer providing products and services for pet owners. As of March 30, 2024, the Company operated 202 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, including statements regarding market share gains, positive customer trends, new stores and distribution centers, property development plans, and financial guidance for 2024, including net sales, comparable store sales, operating margin rates, net income, diluted earnings per share, capital expenditures and plans, share repurchase, and sale-leaseback transactions. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “would,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended
	March 30, 2024		April 1, 2023
		% of		% of
		Net		Net
		Sales		Sales
Net sales	$3,394,834	100.00%	$3,299,225	100.00%
Cost of merchandise sold	2,173,980	64.04	2,129,317	64.54
Gross profit	1,220,854	35.96	1,169,908	35.46
Selling, general and administrative expenses	853,436	25.14	828,235	25.10
Depreciation and amortization	104,293	3.07	97,233	2.95
Operating income	263,125	7.75	244,440	7.41
Interest expense, net	11,902	0.35	12,680	0.38
Income before income taxes	251,223	7.40	231,760	7.03
Income tax expense	53,056	1.56	48,672	1.48
Net income	$198,167	5.84%	$183,088	5.55%

Net income per share:
Basic	$1.84		$1.66
Diluted	$1.83		$1.65

Weighted average shares outstanding:
Basic	107,946		110,045
Diluted	108,528		110,781

Dividends declared per common share outstanding	$1.10		$1.03

Note: Percent of net sales amounts may not sum to totals due to rounding.

Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended
	March 30, 2024	April 1, 2023
Net income	$198,167	$183,088

Other comprehensive (loss) / income:
Change in fair value of interest rate swaps, net of taxes	(731)	(1,837)
Total other comprehensive (loss) / income	(731)	(1,837)
Total comprehensive income	$197,436	$181,251

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 30, 2024	April 1, 2023
ASSETS
Current assets:
Cash and cash equivalents	$264,085	$190,078
Inventories	3,048,719	3,030,712
Prepaid expenses and other current assets	206,680	235,510
Income taxes receivable	—	2,621
Total current assets	3,519,484	3,458,921
Property and equipment, net	2,496,948	2,144,769
Operating lease right-of-use assets	3,188,973	2,950,610
Goodwill and other intangible assets	269,520	253,262
Other assets	80,029	41,253
Total assets	$9,554,954	$8,848,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,515,681	$1,526,540
Accrued employee compensation	22,880	21,507
Other accrued expenses	559,688	472,742
Current portion of finance lease liabilities	3,359	2,818
Current portion of operating lease liabilities	376,816	313,809
Income taxes payable	39,331	12,284
Total current liabilities	2,517,755	2,349,700
Long-term debt	1,729,715	1,601,563
Finance lease liabilities, less current portion	30,530	33,831
Operating lease liabilities, less current portion	2,944,002	2,751,756
Deferred income taxes	68,489	76,450
Other long-term liabilities	140,452	120,969
Total liabilities	7,430,943	6,934,269

Stockholders’ equity:
Common stock	1,422	1,417
Additional paid-in capital	1,332,608	1,262,775
Treasury stock	(5,577,398)	(5,053,077)
Accumulated other comprehensive income	6,062	9,438
Retained earnings	6,361,317	5,693,993
Total stockholders’ equity	2,124,011	1,914,546
Total liabilities and stockholders’ equity	$9,554,954	$8,848,815

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 30, 2024	April 1, 2023
Cash flows from operating activities:
Net income	$198,167	$183,088
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104,293	97,233
Loss/(gain) on disposition of property and equipment	1,305	(139)
Share-based compensation expense	14,448	14,514
Deferred income taxes	9,137	45,675
Change in assets and liabilities:
Inventories	(402,865)	(321,115)
Prepaid expenses and other current assets	4,320	10,166
Accounts payable	335,878	128,252
Accrued employee compensation	(68,598)	(98,796)
Other accrued expenses	20,193	(39,243)
Income taxes	41,792	191
Other	(662)	(272)
Net cash provided by operating activities	257,408	19,554
Cash flows from investing activities:
Capital expenditures	(157,199)	(157,943)
Proceeds from sale of property and equipment	4,943	259
Net cash used in investing activities	(152,256)	(157,684)
Cash flows from financing activities:
Borrowings under debt facilities	150,000	747,000
Repayments under debt facilities	(150,000)	(310,000)
Principal payments under finance lease liabilities	(1,203)	(1,631)
Repurchase of shares to satisfy tax obligations	(22,001)	(21,643)
Repurchase of common stock	(117,843)	(183,196)
Net proceeds from issuance of common stock	21,718	8,623
Cash dividends paid to stockholders	(118,809)	(113,447)
Net cash (used in)/provided by financing activities	(238,138)	125,706
Net decrease in cash and cash equivalents	(132,986)	(12,424)
Cash and cash equivalents at beginning of period	397,071	202,502
Cash and cash equivalents at end of period	$264,085	$190,078

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$3,903	$9,274
Income taxes cash paid	1,775	1,955

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$65,821	$45,178
Increase of operating lease assets and liabilities from new or modified leases	139,094	84,740
Increase of finance lease assets and liabilities from new or modified leases	—	450

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023
Sales Information:
Comparable store sales increase	1.1%	2.1%
New store sales (% of total sales)	1.8%	4.3%
Average transaction value	$58.66	$58.92
Comparable store average transaction value (decrease)/increase (a)	(0.2)%	2.8%
Comparable store average transaction count (decrease)/increase	1.3%	(0.7)%
Total selling square footage (000’s)	38,136	37,532
Exclusive brands (% of total sales)	29.7%	31.1%
Imports (% of total sales)	11.4%	11.0%

Store Count Information:
Tractor Supply
Beginning of period	2,216	2,147
New stores opened	17	17
Stores closed	—	—
End of period	2,233	2,164
Petsense by Tractor Supply
Beginning of period	198	186
New stores opened	4	3
Stores closed	—	—
End of period	202	189
Consolidated end of period	2,435	2,353

Pre-opening costs (000’s)	$2,362	$3,064

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,184.0	$1,229.8
Inventory turns (annualized)	3.13	3.14
Share repurchase program:
Cost (000’s) (c)	$118,543	$197,168
Average purchase price per share	$236.57	$227.67

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
(c) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.
Note: Comparable store metrics percentages may not sum to total due to rounding.

	Three Months Ended
	March 30, 2024	April 1, 2023
Capital Expenditures (millions):
New stores, relocated stores and stores not yet opened	$61.7	$33.2
Existing stores	57.8	83.0
Information technology	24.4	21.9
Distribution center capacity and improvements	13.1	19.6
Corporate and other	0.2	0.2
Total	$157.2	$157.9